         Exhibit 10.1

THE SECURITIES REFERRED TO HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR OFFERED TO BE SO TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

SECURITIES PURCHASE & EXCHANGE AGREEMENT

This SECURITIES PURCHASE & EXCHANGE AGREEMENT (this “Agreement”) is entered into as of December 10, 2018 between Richard S. Ressler, an individual or his assignee (“Buyer”), Presbia USA, Inc., a Delaware corporation (“Presbia USA”), and Presbia PLC, an Irish incorporated public limited company (“Presbia PLC” and with Presbia USA, the “Companies” and individually, a “Company” and, together with Buyer, the “Parties” and individually, a “Party”).

RECITALS

A.The amended and restated memorandum and articles of association of Presbia PLC dated 3 August 2017 were filed with the Registrar of Companies in Ireland on September 5, 2017 (the “Constitution”).

B.Presbia PLC has an authorized share capital of US$400,000 and €40,000 divided into 350,000,000 ordinary shares of US$0.001 each (the “Ordinary Shares”), 50,000,000 preferred shares of US$0.001 each (the “Preferred Shares”) and 40,000 deferred ordinary shares of €1.00 each.

C.The amended and restated certificate of incorporation of Presbia USA (the “Certificate”) was filed in the office of the Delaware Secretary of State on April 13, 2018.

D.Presbia USA has 13,000 shares of stock authorized in its Certificate divided into 5,000 shares of common stock each with a par value of US$0.01 per share (the “USA Common Stock”) and 8,000 shares of Preferred Stock each with a par value of US$0.01 per share (the “USA Old Preferred Shares”).

E.The parties acknowledge that Buyer and/or his affiliates own approximately 60% of the issued and outstanding shares of the Ordinary Shares of Presbia PLC.  Presbia PLC owns directly (following completion of the corporate reorganization implemented pursuant to the Share Exchange and Contribution Agreement attached as Exhibit F hereto pursuant to Section 2.2(h) hereof) all of the issued and outstanding shares of USA Common Stock.  Pursuant to the Stock Purchase Agreement dated April 12, 2018, (i) Buyer had purchased, and Presbia PLC had issued to Buyer, an aggregate of 100 shares of Preferred Stock of Presbia PLC (the “PLC Old Preferred Shares”) for aggregate proceeds of US$100,000 (the “PLC Old Preferred Shares

Proceeds”), and (ii) Buyer had purchased, and Presbia USA had issued to Buyer, an aggregate of 4,900 USA Old Preferred Shares.

F.Buyer desires to invest in (i) Presbia USA by providing a US$3,500,000 secured loan to Presbia USA, (ii) Presbia PLC by purchasing 100 newly-designated Preferred Shares in Presbia PLC (as such newly-designated Preferred Shares are authorized pursuant to the Subscription Letter in the manner described in this Agreement, the “PLC New Preferred Shares”), with the proceeds of the PLC New Preferred Shares being applied to redeem and cancel all 100 of the PLC Old Preferred Shares, (iii) Presbia PLC by acquiring warrants to purchase Ordinary Shares of Presbia PLC, and (iv) Presbia USA by exchanging all 4,900 of Buyer’s USA Old Preferred Shares for 5,239 shares of a newly-designated class of preferred shares in Presbia USA (as such newly-designated preferred shares are authorized pursuant to the Restated Certificate in the manner described in this Agreement, the “USA New Preferred Shares”), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the Parties hereby agree as follows:

AGREEMENT

1.LOAN, SECURITIES TRANSACTIONS & CLOSING.

1.1Presbia USA Loan; Share Purchases, Redemptions & Exchanges; Warrants.

1.1.1Presbia USA Loan.  Upon and subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined), Buyer shall provide and fund to Presbia USA a secured loan in the principal amount of US$3,500,000 (the “Presbia USA Loan”), on the terms set out in the loan agreement (the “Loan Agreement”) to be entered into by Buyer and Presbia USA in the form of Exhibit A.

1.1.2Presbia PLC Shares.  Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall also subscribe for and Presbia PLC shall allot and issue to Buyer, for aggregate proceeds of US$100,000 (the “PLC New Preferred Shares Proceeds”), 100 PLC New Preferred Shares of Presbia PLC with the rights set out in the subscription letter (the “Subscription Letter”) to be entered into by Buyer and Presbia PLC in the form of Exhibit B.  Buyer consents to its name being entered in the register of members of Presbia PLC in respect of the PLC New Preferred Shares to be subscribed by it (or its nominee) and agrees that it will take such shares with the benefit of the rights and subject to the restrictions set out in the Subscription Letter and/or Constitution.  Upon the effectiveness of the Closing, without any further action by any Party, all of the PLC Old Preferred Shares shall be redeemed out of the proceeds of the PLC New Preferred Shares Proceeds, for an amount equal to the PLC Old Preferred Shares Proceeds (being the “PLC Redemption Price”), and cancelled in accordance with the terms of issue of the PLC Old Preferred Shares, the Constitution and sections 105(2)(b) and 106 of the Companies Act of Ireland, as amended.  Buyer agrees that the PLC Redemption Price represents satisfaction in full of all obligations of Presbia PLC in respect of the PLC Old Preferred Shares, and waives compliance with any notice or other procedures specified in the instruments governing the PLC Old Preferred Shares or otherwise in connection with such redemption and cancellation.

1.1.3Presbia PLC Warrants.  Presbia PLC shall also, at the Closing, issue to Buyer warrants in the form of Exhibit C attached hereto (the “Warrants”) to purchase 14,731,667 Ordinary Shares of Presbia PLC (the “Warrant Shares”), at a price of US$0.60 per Ordinary Share.

1.1.4Presbia USA Preferred Stock.  Upon and subject to the terms and conditions set forth in this Agreement, effective as of the Closing, Buyer shall exchange all 4,900 of the USA Old Preferred Shares for 5,239 USA New Preferred Shares with the rights set out in the amended and restated certificate of incorporation to be executed by Presbia USA and filed in the office of the Delaware Secretary of State (the “Restated Certificate”) in the form of Exhibit D attached hereto.  Buyer consents to its name being entered in the stock registry of Presbia USA in respect of the USA New Preferred Shares to be subscribed by it (or its nominee) and agrees that it will take such shares with the benefit of the rights and subject to the restrictions set out in the Restated Certificate.  Upon the effectiveness of the Closing, without any further action by any Party, the USA Old Preferred Shares shall be exchanged for (and automatically converted into) the USA New Preferred Shares and the designations for the USA Old Preferred Shares shall be eliminated from the Certificate, as provided in the Restated Certificate. Buyer agrees that the delivery of the USA New Preferred Shares pursuant to this Section 1.1.4 (in exchange for the USA Old Preferred Shares, which are being surrendered and cancelled pursuant to this Agreement) represents satisfaction in full of all obligations of Presbia USA in respect of the USA Old Preferred Shares, and Buyer unconditionally and irrevocably waives any and all rights, claims or interests in respect of the USA Old Preferred Shares so exchanged, surrendered and cancelled, whether arising from the Certificate or otherwise.

1.2Flow of Funds.  The aggregate cash amount to be paid by Buyer at Closing hereunder consists of US$3,500,000 representing the funding of the principal amount of the Presbia USA Loan (the “Presbia USA Loan Amount”).  Buyer shall pay to Presbia USA the Presbia USA Loan Amount at the Closing on the Closing Date in immediately available funds.  The US$100,000 purchase price to be paid by Buyer to purchase the PLC New Preferred Shares shall be set off against the US$100,000 to be paid by Presbia PLC in respect of the redemption and cancellation of the PLC Old Preferred Shares.  In connection with Buyer’s surrender of his USA Old Preferred Shares to Presbia USA in exchange for the USA New Preferred Shares, no additional cash payment or other consideration shall be required in respect of such exchange.  No additional cash payment or other consideration shall be required with respect to issuance of the Warrants.

1.3Conversion Mechanism.  To the extent permitted by applicable law (including laws in respect of creditors’ rights), Buyer shall have the option to convert all or part of the accrued value of the USA New Preferred Shares into a secured loan to Presbia USA on terms substantially similar to the Presbia USA Loan issued pursuant to Section 1.1.1 of this Agreement.  The accrued value of such USA New Preferred Shares shall be equal to the sum of the Original Issue Price (as defined in the Restated Certificate) paid for such shares and the accrued but unpaid dividend on such shares that would be payable if a Liquidation Event (as defined in the Restated Certificate) had occurred and the proceeds distributed to Buyer as of the date of the conversion pursuant to this Section 1.3.

2.CLOSING.

2.1Closing.  The consummation of the funding of the Presbia USA Loan, the purchase and sale of the PLC New Preferred Shares, the redemption and cancellation of the PLC Old Preferred Shares, the exchange of the USA Old Preferred Shares for the USA New Preferred Shares, and the issuance of the Warrants, in each case as provided for in this Agreement (the “Closing”), shall take place at the offices of Buyer at 1:00 p.m. on the date hereof, or at such other place, time or date as the Parties may agree (the “Closing Date”).  The PLC New Preferred Shares and the USA New Preferred Shares are sometimes referred to as the “Shares.” For this, and all other purposes of this Agreement, time shall be considered of the essence.

2.2Closing Deliveries.  At the Closing:

2.2.1Presbia PLC and/or Presbia USA, as applicable, shall deliver, or cause to be delivered, to Buyer the following documents (each, a “Company’s Closing Document”):

(a)the Loan Agreement in respect of the Presbia USA Loan executed by Presbia USA;

(b)the security documents including a Guaranty (the “Loan Guaranty”) in respect of the Presbia USA Loan in such form as mutually agreed between the Parties (collectively, including the Loan Guaranty, the “Security Documents”), executed by the party or parties thereto;

(c)a share certificate executed by Presbia PLC in the name of Buyer in respect of the PLC New Preferred Shares;

(d)a share certificate executed by Presbia USA in the name of Buyer in respect of the USA New Preferred Shares;

(e)the Restated Certificate, fully executed and ready for filing with the Delaware Secretary of State;

(f)the Warrants;

(g)a guaranty in respect of the USA New Preferred Shares in the form of Exhibit E (the “Preferred Stock Guaranty”), fully executed by Presbia PLC;

(h)the Share Exchange and Contribution Agreement in the form of Exhibit F (the “Share Exchange and Contribution Agreement”), executed by each of Presbia PLC, Presbia Ireland, Limited and Presbia USA;

(i)a certificate executed by the secretary of Presbia PLC containing a resolution of Presbia PLC’s board of directors authorizing the execution of this Agreement and all instruments to be executed by Presbia PLC in connection with the transactions contemplated by this Agreement and confirming the names of all officers and directors of Presbia PLC;

(j)a certificate executed by the secretary of Presbia USA containing a resolution of Presbia USA’s board of directors authorizing the execution of this Agreement and all instruments to be executed by Presbia USA in connection with the transactions contemplated by this Agreement and confirming the names of all officers and directors of Presbia USA;

(k)a letter of status in respect of Presbia PLC from the Irish Companies Registration Office dated as of a date within thirty (30) days of the Closing Date; and

(l)a certificate of good standing of Presbia USA issued by the Delaware Secretary of State no more than thirty (30) days prior to the Closing.

2.2.2Presbia USA shall deliver, or cause to be delivered, to Buyer the following documents (collectively, the “Company’s Closing Documents”):

2.2.3Buyer shall deliver or cause to be delivered to the Companies the following deliveries and documents (collectively, the “Buyer’s Closing Documents”):

(a)the Presbia USA Loan Amount by wire transfer of immediately available funds to the account specified by Presbia USA;

(b)the Loan Agreement and the Security Documents executed by Buyer;

(c)the certificates representing the PLC Old Preferred Shares and the USA Old Preferred Shares (to the extent, in each case, certificates were previously issued in respect of such shares), in each case duly endorsed and accompanied by such other duly executed documents as requested by the Companies in connection with the redemption (in the case of the PLC Old Preferred Shares) or exchange (in the case of the USA Old Preferred Shares) and cancellation of such shares; and

(d)a certificate executed by the Secretary or other authorized officer of Buyer certifying the accuracy of the respective representations and warranties of Buyer herein at and as of the Closing Date and that Buyer has performed and complied with all covenants and conditions required to be performed or complied with hereunder prior to or at the Closing.

2.2.4Each of the Parties shall take any and all further lawful actions and deliver to the other or file such other documents, instruments, certificates, and opinions as may be required by this Agreement or applicable law or as otherwise necessary to consummate the transactions contemplated by this Agreement (collectively, the “Transactions”).

3.REPRESENTATIONS AND WARRANTIES OF PRESBIA PLC.  The Companies hereby jointly and severally represent and warrant to Buyer as of the date hereof:

3.1Incorporation and Existence.

3.1.1Presbia PLC is a company duly incorporated and validly existing under the laws of Ireland.  Presbia PLC has the legal right and full power and authority to carry on its business and activities as currently being carried on.

3.1.2Presbia PLC and each of its subsidiaries (including without limitation Presbia USA) are in good standing (where such concept is recognized in any applicable jurisdiction) as a foreign corporation in all jurisdictions required to carry on such entity’s business, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in:  (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of Presbia PLC and the subsidiaries, taken as a whole, or (iii) a material adverse effect on Presbia PLC’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”).

3.1.3Presbia PLC has delivered to Buyer a copy of Company’s Constitution, as currently in effect (the “PLC Organizational Documents”).

3.1.4Presbia USA is a company duly incorporated and validly existing under the laws of the state of Delaware and is qualified to do business in the state of California.  Presbia USA has the legal right and full power and authority to carry on its business and activities as currently being carried on.

3.1.5Presbia USA has delivered to Buyer a copy of Company’s Certificate, as currently in effect (the “USA Organizational Documents” and together with the PLC Organizational Documents, the “Organizational Documents”).

3.2Authority; No Conflict.

3.2.1Each of this Agreement and each Company’s Closing Documents constitute the legal, valid and binding obligation of the Companies, enforceable against the Companies in accordance with their terms, except (i) as such enforceability may be limited by general equitable principles and applicable bankruptcy, insolvency, moratorium, fraudulent conveyance laws and other claims affecting creditors generally and (ii) as such enforceability may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  Each Company has the right, power, authority and capacity to execute and deliver each of this Agreement and such Company’s Closing Documents to which it is a party, and to perform its obligations hereunder and thereunder.  The execution and delivery by each Company of this Agreement and such Company’s Closing Documents, and the consummation of the Transactions have been authorized by all necessary corporate action on the part of such Company.  This Agreement has been duly executed and delivered by the parties thereto (other than Buyer).

3.2.2Neither the execution and delivery of this Agreement, any of each Company’s Closing Documents, nor the consummation or performance of any of the Transactions by Presbia PLC will, directly or indirectly:

(a)(A) violate or conflict with any provision of the Organizational Documents of either Company; (B) result in (with or without notice or lapse of time) a violation or breach of, or conflict with or constitute a default or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or require notice under, any agreement, promissory note, lease, instrument or arrangement to which either Company, or any of the assets of either Company is bound or result in the creation of any liens, mortgages, pledges, deeds of trust, security interests, options, rights of first refusal, charge, encumbrance or other adverse claim or interest of any kind (collectively, the “Liens”) upon either Company or any of the assets of either Company; (C) violate any order, writ, judgment, injunction, ruling, award or decree of any federal, state, local or foreign government, court, arbitrator, administrative agency or commissioner, or other governmental authority or instrumentality (“Governmental Entity”); (D) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation that relates to either Company, or any of the assets of either Company; or (E) result in cancellation, modification, revocation or suspension of any permits, licenses, registrations, consents, approvals, authorizations or certificates issued or granted by any Governmental Entity which are held by or granted to either Company or which are necessary for the conduct of the Business, except in the case of each of clauses (B), (C), (D) and (E), such as could not have or reasonably be expected to result in a Material Adverse Effect.; or

(b)Neither Company is required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization from any person or entity (including, without limitation, any Governmental Entity) in connection with (i) the execution and delivery of this Agreement or any of each Company’s Closing Documents, or (ii) the consummation or performance of any of the Transactions, other than:  (i) application(s) to the applicable trading market for the listing of the Warrant Shares for trading thereon in the time and manner required thereby, and (ii) such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

3.3Known Liabilities.  Except as disclosed in Presbia PLC’s filings with SEC or as otherwise disclosed in writing to Buyer, neither Company has any material liabilities, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due (“Liabilities”).

3.4Books and Records.  The General Ledger for the calendar years 2016 and 2017, and the minute books and statutory books of each Company, all of which have been made available to Buyer, are complete as to all material items, and no meeting of any shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

3.5Title to Properties; Liens.  Neither Company owns any fee interest in any real property, facility, building, plant, factory, office warehouse or other real property or improvement (collectively, “Real Property”).

3.6Orders; Legal Proceedings.  Except as may have been disclosed in writing to Buyer, there are no outstanding orders, judgments, injunctions, writs, consents, awards, decrees or other judicial mandates of any Governmental entity against or involving either Company.

3.7Taxes.  Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, each Company has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal, state, local or foreign taxing authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales or payrolls of such Company) (“Taxes”), or if not, the reserves, if any, for Taxes reflected in the Closing Date Balance Sheet are adequate to cover such unpaid Taxes.  All tax returns filed by each Company are true, correct and complete in all material respects.  All taxes that each Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person.  There is no claim, audit, action, suit, proceeding or investigation with respect to taxes in any material amount due or claimed to be due from each Company or any tax return filed or required to be filed by either Company pending or threatened against or with respect to such Company.

3.8Employee Benefits.  Except as disclosed in Presbia PLC’s filings with the SEC or in writing to Buyer, each Company does not have and none of its current or former employees are covered by, any bonus, deferred compensation, pension, profit-sharing, retirement, insurance, stock purchase, stock option or any other fringe benefit plan, arrangement or practice, other than standard health benefits, or any other employee benefit plan, as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether formal or informal.  Neither Company has any commitment to create any retirement, pension or compensation plan, arrangement or practice.  The requirements of section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and Part 6 of Subtitle B of Title I of ERISA have been satisfied with respect to each Company Plan.

3.9Change of Control Payments.  Neither the execution and delivery of this Agreement or any of each Company’s Closing Documents nor the consummation of the Transactions will result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director, independent contractor, consultant, agent or employee of either Company.

3.10Litigation.  Except as otherwise disclosed in writing to Buyer, there is no suit, action or proceeding pending, threatened or appealable against either Company before any court, arbitrator, or before any governmental department, commission, board, agency, or instrumentality that could reasonably be expected to have a material adverse effect, and neither Company has received any written notice that any such suit, action or proceeding is threatened.  Neither Company is subject to any judgment, order or decree of any court, arbitrator, or Governmental Entity.

3.11Intellectual Property.

3.11.1Each Company has provided to Buyer access to or copies of a true and complete list of (i) all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registrations for trade names, logos, trademarks, or service marks, registrations for copyright, internet domain names, and all applications of the foregoing, in which either Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise) (collectively herein, “Registered IP”); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.  True and complete copies of all applications, and all correspondence to and from the relevant Governmental Entity and each Company in the possession of each Company that, to the Knowledge or each Company, materially and adversely affect the scope, registerability or validity of the subject Registered IP, and official actions taken by the relevant Governmental Entity related to each such item of Registered IP have been made available to Buyer.

3.11.2Copies of written agreements in the possession of either Company pursuant to which software, technology, content, patents, trademarks, or other materials (other than off‑the‑shelf software), that are licensed to either Company and are material to the business of either Company have been made available to Buyer.

3.11.3Neither Company is bound by, and no Company IP is subject to, any contract containing any covenant or other provision that in any way limits or restricts the ability of either Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

3.11.4The Companies and, to the Companies’ Knowledge, all third parties are in compliance in all material respects with each contract involving Intellectual Property Rights.  No event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration under any such contract.

(a)Each Company exclusively owns all right, title, and interest to and in such Company’s IP (other than Intellectual Property Rights exclusively licensed to such Company, free and clear of any Liens (other than Permitted Liens).

(b)To either Company’s Knowledge (limited to the knowledge of the chief executive officer and vice presidents of each Company), no Person is currently infringing, misappropriating, or otherwise violating, in any material respect any of its IP.  To each Company’s Knowledge, there is no pending actual, alleged, or suspected infringement or misappropriation of any of its Company IP.

(c)Neither Company has infringed or misappropriated and is not currently infringing (directly, contributorily, by inducement, or otherwise) or misappropriating any Intellectual Property Right of any other Person in any material respect.

(d)As used herein:

“Intellectual Property” means and includes all algorithms, apparatus, databases and data collections, diagrams, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information (including Customer Lists, financial data, marketing strategies, and product development roadmaps), protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” means and includes all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world:  (a) rights associated with original works of authorship (including software in any form, including source code and executable or object code), including copyrights and moral rights; (b) trademark and trade name rights, domain name rights and similar rights; (c) trade secret rights, including any trade secret rights with respect to algorithms, inventions (whether or not patentable), know-how, methods, processes, proprietary information (including Customer Lists, financial data, marketing strategies, and product development roadmaps), protocols, schematics, specifications, software, and techniques; (d) patents and similar industrial property rights; (e) other proprietary rights of every kind and nature (including proprietary rights in databases, and data collections); and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

4.REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to the Companies as follows:

4.1Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, its state of formation.  Buyer has full corporate power and authority to own and operate its properties and assets and to conduct its business as now conducted.

4.2Authority; No Conflict.

4.2.1Each of this Agreement and Buyer’s Closing Documents constitutes the legal, valid and binding obligation of Buyer (to the extent Buyer is a party thereto), enforceable against it in accordance with its terms.  Buyer has the absolute and unrestricted right, power, and authority to execute and deliver each of this Agreement and Buyer’s Closing Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and Buyer’s Closing Documents (to the extent Buyer is a party thereto), and the consummation and performance of the Transactions (to the extent applicable to Buyer), has been authorized by all necessary corporate action on the part of Buyer.  This Agreement and the Buyer’s Closing Documents (on the Closing Date) have been duly executed and delivered by Buyer (to the extent Buyer is a party thereto).

4.2.2Neither the execution and delivery of this Agreement or any of the Buyer’s Closing Documents by Buyer, nor the consummation or performance of any of the Transactions by Buyer, will, directly or indirectly, give any person or entity the right to prevent, delay or otherwise interfere with any of the Transactions pursuant to:  (i) any provision of Buyer’s Organizational Documents; (ii) any resolution adopted by the board of directors (or other governing body) or the stockholders of Buyer; (iii) any applicable law, statute, ordinance, rule or regulation of any jurisdiction; (iv) any order, writ, judgment, injunction, ruling, award or decree of any Governmental Entity; or (v) any agreement, arrangement or understanding to which Buyer is a party or by which Buyer may be bound.  Buyer is not required to give any notice to or obtain any consent from any person or entity in connection with the execution and delivery of this Agreement or the Buyer’s Closing Documents or the consummation or performance of any of the Transactions.

4.3Investment Intent.  Buyer is purchasing the Shares for Buyer’s own account and not with a view to or for sale in connection with any distribution of the Shares.

4.4Accredited Investor Status.  At the time Buyer was offered the Shares and Warrants, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants, it will be an “accredited investor” as defined in Rule 501(a) (1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

4.5Access to Information.  Buyer acknowledges that it has had the opportunity to review the Agreement (including all exhibits and schedules thereto) and the SEC Reports and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Companies concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Companies and their financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Companies possess or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

5.SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  All representations and warranties in this Agreement shall survive the Closing Date.  The right to indemnification, reimbursement or other remedy based on such representations and warranties will not be affected by any investigation conducted by the Parties.

6.COVENANTS.  As covenants that will survive the Closing;

6.1Actions Requiring Buyer Consent.  Save where in the case of PLC the taking of such action is determined by or within the control of its shareholders, and subject to applicable law, each Company covenants that in respect of itself it shall not, without first obtaining Buyer’s approval (by vote or written consent as provided by law):

6.1.1effect any alteration, repeal, change or amendment of the rights, privileges or preferences of the Shares in a manner that adversely affects the rights, privileges or preferences of the Shares or any series thereof;

6.1.2amend, modify or repeal any provision of the Constitution or the Restated Certificate or bylaws in a manner that adversely affects the powers, preferences or rights of the Shares;

6.1.3agree to any debt financing in an amount in excess of US$8,000,000;

6.1.4execute any guaranty:

6.1.5consent to any merger or dissolution of either Company;

6.1.6settle any lawsuit or civil investigation requiring the payment of more than US$1,000,000; or

6.1.7execute any document or enter into any arrangement that has a potential liability to the Company in excess of US$1,000,000.

6.2Affirmative Covenants.  The Companies shall, jointly and severally, cause compliance with all terms of the Shares, including all payment obligations regarding dividends, liquidation preferences and redemption.

7.GENERAL PROVISIONS.

7.1Expenses.  Presbia PLC shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement (and other agreements and documents referred to herein) and in closing and in carrying out the Transactions.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, or because of a Party’s involvement in a bankruptcy proceeding, the successful or prevailing party or parties shall, subject to applicable law, be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they might be entitled.

7.2Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand, (b) when sent by facsimile, provided there is an electronic printed confirmation of transmission and a copy is mailed by U.S. certified mail or other similar non-U.S. mail service, return receipt requested; (c) three days after being sent by Certified U.S. Mail, return receipt requested, or (d) one day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):

Presbia PLC or USA:	Presbia PLC 8845 Irvine Center Drive Suite 100 Irvine, CA 92618 Attn: Mark Yung

Presbia USA, Inc.
8845 Irvine Center Drive
Suite 100
Irvine, CA 92618
Attn:  Mark Yung

With Copy to:

Lowenstein Sandler LLP
One Lowenstein Drive
Roseland New Jersey 07068
Attn:  David L. Goret

Buyer:	Richard Ressler c/o Orchard Capital Corporation 4700 Wilshire Blvd. Los Angeles, CA 90010

With a copy to:

Fragner Seifert Pace & Winograd LLP
601 South Figueroa Street, Suite 2320
Los Angeles, CA 90017
Attention:  Matthew C. Fragner

7.3Waiver.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative and shall be in addition to every other remedy given hereunder, under any of the agreements referred to herein or now or hereafter existing at law or in equity or by statute or otherwise.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the agreements and documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

7.4Entire Agreement and Modification.  This Agreement supersedes all prior oral or written agreements between the Parties with respect to its subject matter and constitutes (along with the agreements and documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

7.5Assignments, Successors, and No Third-Party Rights.  None of the Parties may assign any of its rights under this Agreement without the prior consent of the other Parties, provided that Buyer may assign all or any of its rights hereunder to an affiliated party.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

7.6Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.7Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references herein to sections, paragraphs and exhibits shall, unless otherwise expressly stated, mean sections and paragraphs in, and exhibits attached to, this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

7.8Confidentiality of Agreements.  The Parties shall keep the terms of this Agreement and the other agreements contemplated by this Agreement confidential and will not, without the prior written consent of the other Parties or as required in any judicial proceeding, disclose such terms to any person or entity other than their accountants and attorneys who agree to be bound by this confidentiality provision; provided, however, that the foregoing confidentiality obligation will terminate with respect to any information that becomes generally available to the public through no fault of any of the Parties or their respective representatives, accountants or attorneys.

7.9Governing Law; Venue; Jurisdiction.  This Agreement will be governed by and construed under the laws of the California without regard to conflicts of laws principles.  Venue for any action relating to the transaction contemplated by this Agreement or the interpretation or enforcement of any of the provisions of this Agreement shall be in Los Angeles County, State of California.  Each of the parties to this Agreement consents of the jurisdiction of the courts of the State of California and agrees that service of process may be affected by delivery of a summons to the agent for service of process on record for such party in the office of the California Secretary of State or, if no such agent is on record, to the address set forth for the party in the notice section of this Agreement.

7.10Attorneys’ Fees.  Subject to Section 8, in the event of any dispute regarding this Agreement, the prevailing party shall be entitled to attorneys’ fees as awarded by the court having jurisdiction.

7.11Joint and Several Liability.  The obligations of Presbia USA and Presbia PLC shall be joint and several and may be enforced by Buyer against either or both of the Companies under this Agreement.

7.12Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

7.13No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

7.14Further Assurances.  Each Party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by another Party to consummate more effectively the purposes or subject matter of this Agreement.

8.Judicial Reference. The parties agree that any dispute or controversy arising out of or relating to this Agreement, or to the interpretation, performance, or breach thereof, shall be heard and decided exclusively by means of a reference pursuant to Section 638 et seq. of the Code of Civil Procedure of the State of California. Such reference shall be made to a retired judge of the Superior Court of the State of California (the “Referee”) who shall hear such dispute or controversy until the final determination thereof pursuant to Article VI, Section 21, of the California Constitution, Section 638 et seq. of the California Code of Civil Procedure, and Rule 244(a) of the California Rules of Court. The term “Referee” as used herein is intended to refer to and include the term “Temporary Judge” as used in the said provisions of the California Constitution and the California Rules of Court.  The Referee shall be selected by mutual agreement of the parties from the list of retired judges maintained by the Superior Court of the State of California for the County of Los Angeles. If the parties are unable to agree upon a retired judge to serve as the Referee, then upon petition by either party to the presiding judge of the Superior Court of the State of California for the County of Los Angeles (or such other judge as the presiding judge may designate for such purpose), such judge shall in his or her sole discretion select the particular retired judge who shall serve as the Referee. The cost of the Referee shall initially be divided equally between the parties, it being understood and agreed that, upon judgment, the prevailing party shall be entitled to reimbursement from the other party of all costs of litigation, including the cost of the Referee.

9.Disclosure and Waiver of Conflict of Interest.  The parties to this Agreement acknowledge that Fragner Seifert Pace & Winograd LLP (“FSPW”) has represented Buyer in connection with the transactions contemplated by this Agreement, and that FSPW has previously represented the Companies and their predecessors in certain real estate and/or corporate matters.  The parties each acknowledge that FSPW’s representation of Buyer without obtaining a waiver of the foregoing conflict of interest would not be permissible under California law, and each party hereby waives such conflict of interest and agrees that FSPW may represent Buyer in connection with this transaction.  In addition, each party consents to any current or future representation by FSPW of Buyer or either or both of the Companies in connection with any matter.  The parties to this Agreement acknowledge that Lowenstein Sandler LLP (“LS”) has represented the Companies in connection with the transactions contemplated by this Agreement, and that LS has previously represented and does represent Buyer and its affiliates in connection with other transactions and/or matters.  The parties each acknowledge that LS’s representation constitutes a conflict of interest and without obtaining a waiver of the foregoing conflict of interest would not be permissible under California law, and each party hereby waives such conflict of interest and agrees that LS may represent the Companies in connection with this transaction and Buyer and its affiliates in connection with other transactions and/or matters.  In addition, each party consents to any current or future representation by LS of Buyer or either or both of the Companies in connection with any matter.

[signatures on next page]

IN WITNESS WHEREOF, the Parties have executed this Securities Purchase & Exchange Agreement as of the date first written above.

Presbia PLC:
PRESBIA PLC an Irish incorporated public limited company
By: /s/ Mark Yung
Name: Mark Yung
Title: Chief Executive Officer
Presbia USA: Presbia USA, Inc. a Delaware corporation
By: /s/ Mark Yung
Name: Mark Yung
Title: Chief Executive Officer
Buyer:
/s/ Richard Ressler
Richard Ressler